Exhibit 99

National City Corporation
1900 E. 9th St.
Cleveland, OH 44114-3484

NEWS RELEASE
For Immediate Release

Investor Contact:	Media Contact:
Jill Hennessey	Kristen Baird Adams
216-222-9253	216-222-8202
Jill.Hennessey@NationalCity.com	Kristen.BairdAdams@NationalCity.com
RASKIND TO LEAVE NATIONAL CITY UPON CLOSE OF MERGER WITH
THE PNC FINANCIAL SERVICES GROUP
     CLEVELAND — November 3, 2008 — National City Corporation (NYSE: NCC) today announced that Chairman, President and CEO Peter E. Raskind will leave the company upon the closing of the previously announced acquisition of National City by The PNC Financial Services Group, Inc. (NYSE: PNC). The transaction is expected to close by Dec. 31, 2008, subject to customary closing conditions, including both PNC and National City shareholder and regulatory approvals.
     “It has been an honor and a privilege to lead the 30,000 men and women of National City,” said Raskind, who was elected to his current role in July 2007. “As National City looks to the future with PNC, I am confident that our employees will continue to meet and exceed the needs of our customers as part of a financial services powerhouse.”
     Following its acquisition of National City, PNC will rank fifth nationally in deposits, positioning it as No. 1 in deposit share in Pennsylvania, Ohio and Kentucky, with more than $180 billion in deposits and 2,500 branches across 13 states and the District of Columbia.
About National City
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri, Pennsylvania and Wisconsin, and also serves customers in selected markets nationally. Its core businesses include corporate and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at www.nationalcity.com.
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The proposed Merger will be submitted to National City’s and PNC’s shareholders for their consideration. PNC will file a registration statement with the SEC, which will include a joint proxy statement/prospectus, and each of National City and PNC may file other relevant documents concerning the proposed Merger. Shareholders and other investors are urged to read the registration statement and the joint proxy statement/prospectus when they become available, as well as any other relevant documents concerning the proposed Merger filed with the SEC (and any amendments or supplements to those documents), because they will contain important information. You will be able to obtain a free copy of the registration statement and the joint proxy statement/prospectus, as well as other filings containing information about National City and PNC, at the SEC’s website (http://www.sec.gov) and at the companies’ respective websites, www.nationalcity.com/investorrelations and www.pnc.com/secfilings. Copies of the joint proxy statement/prospectus and the SEC filings that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, free of charge, by directing a request to Jill Hennessey, National City Corporation, Senior Vice President, Investor Relations, Department 2229, P.O. Box 5756, Cleveland, OH 44101-0756, (800) 622-4204; or to PNC Financial Services Group, Inc, Shareholder Relations at (800) 843-2206 or via e-mail at investor.relations@pnc.com.
National City and PNC and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of National City in connection with the proposed Merger. Information about the directors and executive officers of National City is set forth in the proxy statement for National City’s 2008 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 7, 2008. Information about the directors and executive officers of PNC is set forth in the proxy statement for PNC’s 2008 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 28, 2008. Additional information regarding the interests of those participants and other persons who may be deemed participants in the Merger may be obtained by reading the joint proxy statement/prospectus regarding the proposed Merger when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.